UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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Preformed Line Products Company
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Preformed Line Products Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2021 annual meeting of shareholders of Preformed Line Products Company will be held at 660 Beta Drive, Mayfield Village, Ohio, 44143 on Tuesday, May 4, 2021, at 9:30 a.m., local time, for the following purposes:

(1)	To elect four directors, each for a term expiring in 2023;
(2)	To ratify the appointment of Ernst & Young LLP; and
(3)	To consider any other matters that properly come before the meeting.

Only shareholders of record at the close of business on March 5, 2021 are entitled to notice of and to vote at the meeting or any adjournment thereof.  Shareholders are urged to complete, sign and date the enclosed proxy and return it in the enclosed envelope or to vote online or by telephone.

YOUR VOTE IS IMPORTANT PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY OR VOTE ONLINE OR BY TELEPHONE

By order of the Board of Directors,

Caroline S. Vaccariello,
Secretary

Dated:  March 26, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 4, 2021:

This notice of annual meeting of shareholders, the accompanying proxy statement and the Company’s 2021 Annual Report to Shareholders are also available at: www.proxydocs.com/PLPC.

We intend to hold our annual meeting of shareholders in person.  However, we are closely monitoring the coronavirus (COVID-19) situation and are sensitive to public health and travel concerns and the protocols that federal, state, and local governments may impose.  There is a possibility that we may need to reconsider the date, time, method and/or location of our annual meeting of the shareholders.  If we determine it necessary to make such changes to our annual meetings logistics, we will announce the decision to do so in advance in a press release and by filing additional proxy materials with the Securities Exchange Commission, which will be available on our website at www.preformed.com.  As always, we encourage you to vote your shares prior to the annual meeting of the shareholders.

Preformed Line Products Company

Preformed Line Products Company

PROXY STATEMENT
PROXY STATEMENT

Our Board of Directors is sending you this proxy statement to ask for your vote as a Preformed Line Products Company shareholder on the matters to be voted on at the annual meeting of shareholders.    We intend to hold the Annual Meeting in person, on Tuesday, May 4, 2021, at our Company’s headquarters, 660 Beta Drive, Mayfield Village, Ohio 44143. We continue to actively monitor developments in relation to the COVID-19 pandemic and the related recommendations and protocols issued and that may be issued by public health authorities and governments.  The health and well-being of our employees and shareholders is a high priority, and we are sensitive to the public health and travel concerns our shareholders may have.  Accordingly, if we determine that it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication.  We will announce any such change and the details on how to participate by press release, and in a filing with the Securities and Exchange Commission.  In addition, for your safety and ours, we require you to register your planned in-person attendance with us at least ten (10) business days prior to the meeting, by communicating with Carrie Vaccariello, by email (cvaccariello@preformed.com) or mail (660 Beta Drive, Mayfield Village, OH 44143).  Pre-registration and an admission ticket, as well as matching photo identification, are necessary to gain entrance to the secure area of our headquarters building where the meeting will be held, and enhanced health and safety protocols will be in place.  Please know that we are making the decisions to limit opportunities for social interaction with great reluctance, as we truly value the opportunity to have more personal engagement with our shareholders.  We also understand that circumstances may be very different in early May, but we have to make the best decision we can based on information available to us today.

Annual Report.  A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2020 is enclosed with this proxy statement.

Solicitation of Proxies.  Our Board of Directors is making this solicitation of proxies and the Company will pay the cost of the solicitation.  In addition to solicitation of proxies by mail, our employees may solicit proxies by telephone, facsimile or electronic mail.

Proxies; Revocation of Proxies; Voting Instructions.  If you are a shareholder of record, the shares represented by your signed and returned proxy will be voted in accordance with the instructions as indicated on your proxy.  In the absence of any such instructions, they will be voted to (a) elect the director nominees set forth under “Election of Directors”, and (b) ratify the appointment of Ernst & Young LLP (EY) as our independent registered accounting firm for the fiscal year ending December 31, 2021.  Your presence at the annual meeting of shareholders, without more, will not revoke your proxy.  However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to us in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders by May 4, 2021, or in the open meeting.

If you hold shares through an account with a bank or broker, banks and brokers have the authority to vote shares for which their customers do not provide voting instructions on certain routine matters.  The ratification of the appointment of EY as the Company’s independent registered public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers, but banks and brokers do not have the authority to vote for the election of directors.  As such, if you own your shares through a bank or broker and do not provide specific voting instructions to the bank or broker or do not obtain a proxy to vote those shares, then your shares will not be voted on this matter (“broker non-votes”).

Voting Eligibility.  Only shareholders of record at the close of business on the record date, March 5, 2021, are entitled to receive notice of the annual meeting of shareholders and to vote the common shares that they held on the record date at the meeting.  On the record date, our voting securities outstanding consisted of 4,932,008 common shares, $2 par value, each of which is entitled to one vote at the meeting.

Quorum.  Shareholders, present in person or by proxy and entitled to vote at the meeting, holding shares entitling them to exercise a majority of the voting power of the Company are necessary to constitute a quorum at the meeting. Abstaining votes and broker non-votes will be counted as “present” for purposes of determining whether a quorum has been achieved at the meeting.

Voting Required.  The vote required to approve each proposal is as follows:

Preformed Line Products Company	2021 Proxy Statement 1

•

Director nominees who receive the greatest number of affirmative votes will be elected directors. Abstentions and broker non-votes will not be counted in favor of nor against any nominee and, therefore, have no effect on this proposal.

•

Approval of the proposal to ratify the selection of EY as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to vote at the Annual Meeting.  Abstentions will have the same effect as votes against the proposal.  Banks or brokers holding shares for which no voting instructions were received may exercise their discretionary voting authority for this proposal.

If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment.  We do not know of any other matters that will be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.  If any other matters are considered at the meeting, they would require for approval the affirmative vote of a majority of the shares entitled to vote and represented at the meeting in person or by proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

The following table shows the amount of the Company’s common shares beneficially owned as of March 5, 2021 by (a) the Company’s directors, (b) each other person known by the Company to own beneficially 5% or more of the outstanding common shares, (c) the Company’s named executive officers (NEOs), and (d) the Company’s executive officers and directors as a group.  Except as noted below, the mailing address for each of the beneficial owners listed below is c/o Preformed Line Products Company, 660 Beta Drive, Mayfield Village, Ohio 44143.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent of Class

Robert G. Ruhlman (1)	1,634,197	(2)	33.1%

Randall M. Ruhlman (1)	1,450,930	(3)	29.4%

Barbara P. Ruhlman (1)	1,414,613	(4)	28.7%

Key Corp	400,452	(5)	8.1%

Dimensional Fund Advisors LP	355,673	(6)	7.2%

Royce & Associates LLC	292,675	(7)	5.9%

William H. Haag III	37,627	(8)	*

Dennis F. McKenna	35,888	(8)	*

David C. Sunkle	25,107	(8)	*

Michael E. Gibbons	17,548	(8)	*

J. Ryan Ruhlman	9,725	(9)	*

Andrew S. Klaus	9,042	(10)	*

Maegan A. R. Cross	7,743		*

R. Steven Kestner	7,149	(8)	*

Glenn E. Corlett	4,700		*

Richard R. Gascoigne	4,200		*

Michael A. Weisbarth	3,750	(11)	*

Matthew D. Frymier	1,400		*

All Executive Officers and Directors as a Group (16 persons)	1,848,139	(12)	37.5%

*	Represents less than 1%.

2 2021 Proxy Statement	Preformed Line Products Company

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT
(1)	The mailing address for the Barbara P Ruhlman Revocable Trust dated 9/21/16 is McDonald Hopkins LLC, Attention: Bernard L. Karr, Trustee, 600 Superior Avenue, East, Suite 2100, Cleveland, Ohio 44114.
(2)

Robert G. Ruhlman has sole voting and dispositive power with respect to 341,533 shares, which includes (i) 156,648 deferred common shares held in the rabbi trust for future distribution under the Company’s Deferred Compensation Plan of which Robert G. Ruhlman is trustee, (ii) 40,650 shares held directly, (iii) 6,274 held in the Company’s 401 (k) Profit Sharing Trust, (iv) 137,411 shares held in a revocable trust, of which Robert G. Ruhlman is trustee and beneficiary, and (v) 550 shares held in an individual retirement account.  Robert G. Ruhlman has shared voting and dispositive power with respect to 1,292,664 shares, which includes (i) 34,656 shares held in a trust for the benefit of Robert G. Ruhlman and his children and of which Robert G. Ruhlman and Randall M. Ruhlman serve as co-trustees, (ii) 46,656 shares held in a trust for the benefit of Randall M. Ruhlman and of which Robert G. Ruhlman and Randall M. Ruhlman serve as co-trustees, (iii) 810,400 shares held in the Barbara P. Ruhlman Revocable Trust dated 9/21/16, of which Bernard Karr serves as trustee and Robert G. Ruhlman and Randall M. Ruhlman act as co-trust advisors with respect to the investment and voting of such shares, (iv) 400,452 shares held in the Ethel B. Peterson Trust of which KeyCorp is the trustee and for which Robert G. Ruhlman and Randall M. Ruhlman act as co-trust advisors, and (v) 500 shares owned by Robert G. Ruhlman’s wife, with respect to which he may be deemed to share voting and dispositive power.  Excludes 90,398 restricted share units (RSUs) issued under the 2016 Incentive Plan (LTIP) that have not yet vested.

(3)

Includes 158,766 shares with respect to which Randall M. Ruhlman has sole voting and dispositive power. Randall M. Ruhlman has shared voting and dispositive power with respect to 1,292,164 shares, which includes (i) 46,656 shares held in a trust for the benefit of Randall M. Ruhlman and his children and of which Randall M. Ruhlman and Robert G. Ruhlman serve as co-trustees, (ii) 34,656 common shares held in a trust for the benefit of Robert G. Ruhlman and his children and of which Randall M. Ruhlman and Robert G. Ruhlman serve as co-trustees, (iii) 400,452 shares held in the Ethel B. Peterson Trust of which KeyCorp is the trustee and for which Randall M. Ruhlman and Robert G. Ruhlman act as co-trust advisors, and (iv) 810,400 shares held in the Barbara P. Ruhlman Revocable Trust dated 9/21/16, of which Bernard Karr serves as trustee and Randall M. Ruhlman and Robert G. Ruhlman act as co-trust advisors with respect to the investment and voting of such shares.

(4)

Includes 810,400 shares, which are held by the Barbara P. Ruhlman Revocable Trust dated 9/21/16, of which Bernard Karr serves as trustee and Robert G. Ruhlman and Randall M. Ruhlman act as co-trust advisors with respect to the investment and voting of such shares.  Bernard L. Karr, as the trustee, has shared voting and dispositive power with respect to these shares.  These shares are also deemed to be beneficially owned by Robert G. Ruhlman and Randall M. Ruhlman, who act as co-trust advisors.  Also includes 604,213 shares held in a revocable trust of which Barbara P. Ruhlman is sole trustee and a direct beneficiary and for which she has sole voting and investment power.

(5)

Information obtained from a Schedule 13G/A filed by KeyCorp on January 7, 2021.  The mailing address for KeyCorp is 127 Public Square, Cleveland, Ohio 44114.  Percent of class is calculated based on the shares reported in the Schedule 13G/A and the number of shares outstanding as of March 5, 2021. KeyCorp has sole voting and dispositive power over zero shares, and shared voting and dispositive power over 400,452 shares, which are held by the Ethel B. Peterson Trust, of which KeyCorp is Trustee and Robert G. Ruhlman and Randall M. Ruhlman are co-trust Advisors.

(6)

Information obtained from a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) on February 16, 2021. The mailing address for Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Percent of class is calculated based on the shares report in the Schedule 13G/A and the number of outstanding shares as of March 5, 2021. Dimensional has sole voting power over 339,773 shares and sole dispositive power over 355,673 shares and disclaims beneficial ownership of such shares.

(7)

Information obtained from a Schedule 13G/A filed by Royce & Associates, LLC on January 27, 2021.  The mailing address for Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151. Percent of class is calculated based on the shares reported in the Schedule 13G/A and the number of shares outstanding as of March 5, 2021.  Royce & Associates, LLC has sole voting and dispositive power over 292,675 shares.

(8)

Includes the following number of deferred common shares held in the rabbi trust for future distribution under the Company’s Deferred Compensation Plan:  William H. Haag III, 24,587; Dennis F. McKenna, 24,535; and David C. Sunkle, 19,499, Michael E. Gibbons, 11,049, and R. Steven Kestner, 164.  Also includes shares held in the Company’s 401k Plan represented in units of a stock fund: William H. Haag III, 1,832; Dennis F. McKenna, 1,987; and David C. Sunkle, 408.  Excludes the following number of RSUs issued under the LTIP that are subject to vesting based on certain service and performance vesting requirements:  William H. Haag III, 15,767; Dennis F. McKenna, 23,216; and David C. Sunkle, 12,346.

Preformed Line Products Company	2021 Proxy Statement 3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT (continued)
(9)	Includes 1,250 shares subject to fully vested stock options. Excludes 14,897 RSUs issued under the LTIP that are subject to vesting based on certain service and performance vesting requirements.
(10)

Andrew S. Klaus became the CFO of the Company as of April 13, 2020.  Includes 5,000 shares of 10,000 unvested stock options, of which he will have the right to acquire 5,000 shares within 60 days of March 5, 2021.  Also excludes 5,348 RSUs issued under the LTIP that are subject to vesting based on certain service and performance vesting requirements.

(11)

Includes shares owned by Michael A. Weisbarth through March 5, 2021, although he resigned from the Company and was no longer required to report his beneficial ownership of the Company’s shares as of April 9, 2020.  All other unvested options and RSUs issued under the LTIP became forfeited at the time of separation from service.

(12)

Includes 9,250 shares subject to fully vested stock options held by other executive officers not listed above.  Excludes 3,750 shares subject to unvested stock options held by other officers who do not have the right to acquire within 60 days of March 5, 2021.  Also excludes a total of 44,209 shares of unvested RSUs that other executive officers not listed above were issued under the LTIP that are subject to vesting based on certain service and performance vesting requirements, and which they do not have the right to acquire within 60 days of March 5, 2021.

4 2021 Proxy Statement	Preformed Line Products Company

CORPORATE RESPONSIBILITY & GOVERNANCE

Environmental, Social, and Human Capital Principles and Practices

The Company is committed to investing and maintaining principles and practices that support and promote sound environmental and social goals.

Employees.  The Company believes that its greatest asset is its employees.  As such, the Company makes protecting employees a top priority.  During the COVID-19 pandemic, the Company safeguarded the health of employees by deep cleaning office locations, providing masks and other personal protective equipment to employees, encouraging hygienic practices and social distancing, restricting travel and visitors, and implementing remote working where feasible.

Additionally, the Company has always held safety as a core value.  Executive level attention given to incident follow up and preventative continuous improvement programs demonstrate the Company’s priority on safety beyond local governmental requirements.  The Company’s network of safety leaders at each of its manufacturing sites regularly share risk assessments and best practice policies along with latest safety equipment across the globe.  With focus, the Company’s teams have implemented over 699 safety improvements in 2020 driving reduction in lost time injuries (LTI) per 100 from 2.4 down to 1.6 over the last five years.

Finally, the Company’s goal is to create a work environment that allows employees to feel respected and valued.  Workplace satisfaction is key to attracting and retaining employees.  The Company has built a culture where integrity and honesty guide decision-making, while supporting employees with training programs, wellness programs, flexible benefits, and competitive compensation.

Community Involvement.  The Company has always supported numerous charitable organizations and promotes community involvement.  It makes donations to many organizations and encourages employees to do the same by offering matching donations.

Corporate Social Responsibility.  The Company is committed to being a responsible contributor to the environment, its employees, and the communities in which it operates.  It has adopted several policies, including the Code of Conduct, which stresses the importance of adhering to the laws and contributing to society.

Code of Conduct

The Company believes that high ethical standards are conducive to long-term performance and, as such, all Board members, officers and employees are subject to the Company’s Code of Conduct, which is available on the Company’s website www.preformed.com in the “About Us” section.  The Board approved a revised Code of Conduct on December 10, 2019.  The Company will disclose any waivers granted under the Code of Conduct that are required to be disclosed in such section of the website as well.

Board Leadership

The Company’s leadership begins with the Board, where the Company has one individual, Robert G. Ruhlman, who serves as both Principal Executive Officer (President and Chief Executive Officer) and Chairman of the Board.  Mr. Ruhlman’s dual responsibility is appropriate given the Company’s size and history.  Mr. Ruhlman has led the Company for the past 17 years as both CEO and Chairman.  As such, he has thorough, specialized knowledge regarding the strategic challenges and opportunities facing the Company.  Mr. Ruhlman is supported by independent directors who play pivotal roles.  The Board has no policy that requires the separation or combination of the CEO and Chairman roles and may reconsider the leadership structure from time to time.  Additionally, the Board does not have a lead independent director.  The Board believes that the Board’s role in risk oversight does not affect this leadership structure.

Board’s Role in Risk Oversight

The Company believes taking measured and informed risks is an important element of its strategy.  The Board maintains an active role in the Company’s risk oversight to identify and mitigate broader systematic risks.  All material transactions and decisions are presented to the Board, and the Board engages in active discussions, challenging management while using its experiences to improve the Company.  The Board has a depth of risk management experience, including one Board member with over 30 years of experience as an insurance broker.  The Board members frequently have discussions with members of management outside of the meetings and have the authority to call on experts where appropriate.  Additionally, in accordance with the Audit Committee Charter, the Audit Committee reviews and discusses with management and the Company’s independent auditor, the Company’s (i) significant exposures (whether financial, operating or otherwise), and (ii) risk assessment and risk management policies.  The Audit Committee also has responsibility

Preformed Line Products Company	2021 Proxy Statement 5

for oversight of cybersecurity risks.  The Compensation Committee monitors the risks that may be created through the Company’s compensation programs.

Board Composition

The Company currently has nine directors, which is the maximum number permitted by the Company’s Amended and Restated Code of Regulations.  The Board of Directors is classified into two classes composed of four  and five members each, with both classes serving staggered two-year terms.  The next section sets forth an overview of each current Board member including a description of the particular experiences, qualifications, attributes and skills of the directors that led to the conclusion that each should serve as a director.

6 2021 Proxy Statement	Preformed Line Products Company

PROPOSAL ONE: Election of Directors

Four of the Company’s directors, Ms. Maegan A. R. Cross, Mr. Matthew D. Frymier, Mr. Richard R. Gascoigne, and Mr. Robert G. Ruhlman,  are serving terms that expire at this year’s annual meeting of shareholders and have been nominated by the Board of Directors upon the recommendation of a majority of the Company’s independent directors, for re-election at the meeting to terms that expire in 2023.  At the annual meeting of shareholders, the shares represented by proxies, unless otherwise specified, will be voted for these four nominees.

If for any reason any of the nominees are not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Board.  Five directors, Mr. Glenn Corlett, Mr. Michael Gibbons, Mr. R. Steven Kestner, Mr. J. Ryan Ruhlman, and Mr. David C. Sunkle, are currently serving terms that expire in 2022.  The following information is furnished with respect to each person nominated for election as a director and the directors continuing in office.

The Board recommends that you vote “FOR” the following nominees:

Maegan A. R. Cross Age: 35 Director Since: 2017

Background / Qualifications

Ms. Cross is currently the Director of the Laurel Fund at Laurel School in Shaker Heights, Ohio, where she has worked since 2009.  She holds a Bachelor of Science from the College of Charleston and a Master of Business Administration from Ohio University, with a concentration in Finance.  Her excellent project management skills and collaborative approach are a welcomed addition to the Board.  Ms. Cross is also a founding member of the Rainbow Babies & Children’s Foundation Associate Board, having served as Vice President in 2016, President in 2017, and Trustee Chair in 2020.  Her strong desire to give back to her community ensures that the Company is focused on the community at large.  Ms. Cross is the daughter of Robert G. Ruhlman, Chairman of the Board, President and CEO of the Company, granddaughter of Barbara P. Ruhlman, Director Emeritus of the Company’s Board of Directors, and sister to J. Ryan Ruhlman, a director and employee of the Company.  Ms. Cross’ commitment to the Company and its shareholders is evident, having been exposed to the Company from a very young age and working for the Company between 2003 and 2008 within the Human Resources Department.

Matthew D. Frymier Age: 51 Director Since: 2017 Committees: Audit, Compensation

Background / Qualifications

Mr. Frymier draws on more than 25 years’ experience in financial services and asset management, which adds to the expertise of the Board.  During his 17-year tenure at Bank of America Corporation, Matthew led a principal investment division responsible for strategic investments and mergers and acquisitions targeted at building the Bank of America franchise, which aligns with the Company's approach to growth and acquisitions.  His entrepreneurial spirit is evident in that he co-founded Corrum Capital Management, LLC, an alternative asset management firm in San Francisco, California, and Charlotte, North Carolina, in December 2013.   In addition, he recently served as a Director and Chairman of the Chicago Stock Exchange, until its sale in May 2020, and as a director of numerous other companies including FXAll, Incapital and BATS Global Markets over the last 15 years.  Mr. Frymier’s extensive prior board experience has honed his ability to exercise independent judgment and engage in strategic decision-making.

Preformed Line Products Company	2021 Proxy Statement 7

PROPOSAL ONE: Election of Directors

Richard R. Gascoigne Age: 71 Director Since: 2009 Committees: Audit, Compensation

Background / Qualifications

Mr. Gascoigne brings more than 30 years of experience in the insurance industry and is well-suited to be a board member given his expertise in risk management and compliance.  He was Managing Director at Marsh Inc., a  subsidiary of Marsh & McLennan Co. from 1995 until his retirement in 2008. He held numerous positions during his career at Marsh, including two years as regional compliance officer.  He has extensive experience in commercial property and casualty underwriting, specifically focusing on middle market companies. In addition, he has provided risk management consulting to clients during product development, acquisitions and market introductions.  The Company values his strong risk management and compliance experience.  He is skilled at monitoring the Company’s implementation of and adherence to its policies.  His thoughtfulness in decision-making coupled with his willingness to thoroughly discuss issues make him a fitting member of the Board, as well as the Compensation and Audit Committees.

Robert G. Ruhlman Chairman Age: 64 Director Since: 1992

Background / Qualifications

Mr. Ruhlman started with the Company 40 years ago as an Associate Engineer.  Over his years of service with the Company, he has held various positions including Manufacturing Administrator (1985), New Venture Coordinator (1987), Vice President of Corporate Planning (1988), President (1995), Chief Operating Officer (1995) and, most recently, Chief Executive Officer (2000).  He was appointed as Chairman of the Board in 2004.  These positions have given Mr. Ruhlman exposure to almost every aspect of the Company, from manufacturing to marketing.  He has had ample experience and intimate knowledge of not only the Company itself, but also working with its customers.  He has also been lauded for his clear thinking and ability to distill vast information into its critical components. Finally, his leadership fosters a Board culture of open discussion to support sound decision-making.  Mr. Ruhlman is the father of J. Ryan Ruhlman, a director and employee of the Company, Maegan A. R. Cross, a director of the Company, and is the son of Barbara P. Ruhlman, Director Emeritus of the Company’s Board of Directors.

8 2021 Proxy Statement	Preformed Line Products Company

PROPOSAL ONE: Election of Directors
The terms of the current directors below will not expire at the 2021 annual meeting.
Glenn E. Corlett Age: 77 Director Since: 2004 Committees: Audit, Compensation (Chair)

Background / Qualifications

Mr. Corlett’s business experience commenced over 40 years ago, when he joined Price Waterhouse where he served as a partner until 1990.  Since that time, Mr. Corlett had served as the Chief Financial Officer and later the Chief Operating Officer for N.W. Ayer, a major international advertising agency before he became a Professor of Accounting at Ohio University, and the Dean and Philip J. Gardner Leadership Professor at the College of Business at Ohio University from July 1997 through June 2007.  Mr. Corlett’s tenure at Ohio University’s Business School has given him the necessary credentials to be a contributing member of the Board, not only from an accounting aspect, but also in general business management.  Mr. Corlett has lectured and written on accounting, auditing and executive compensation. Mr. Corlett’s zest for understanding the Company’s financial statements, while providing sound business advice, keeps him in a close working relationship with senior management.  In addition, his oversight experience facilitates his role in reviewing the Company’s compensation policy and ensuring that management is compensated in a manner consistent with the compensation policy and in accordance with the relevant laws as Chairman of the Compensation Committee.

Michael E. Gibbons Age: 68 Director Since: 2008 Committees: Audit (Chair), Compensation

Background / Qualifications

Mr. Gibbons began his career with McDonald & Company, where he quickly rose to the level of General Partner and then Senior Vice President.  From there, he became President and CEO of a leading regional securities and investment banking firm in Houston, Texas.  Soon after that, he founded Brown Gibbons Lang & Company, where he provides an active senior role to client engagements and business development opportunities.  He knows how to provide workable solutions to the Company.  From his leadership of an investment bank, he is well-suited to provide counsel on trends in the debt and equity markets, the integrity of the financial statements, and the performance of our independent registered public accounting firm.  This business acumen and experience ensures that he is qualified, not only as a member of the Board, but also as the Chairman of the Audit Committee and a member of the Compensation Committee.

Preformed Line Products Company	2021 Proxy Statement 9

PROPOSAL ONE: Election of Directors

R. Steven Kestner Age: 66 Director Since: 2008

Background / Qualifications

Mr. Kestner is a Senior Partner with the national law firm of Baker & Hostetler LLP, a firm he joined in 1979.  Mr. Kestner served as Chairman of Baker & Hostetler and chaired the firm’s Policy Committee, which functions as the board of directors for the law firm, from 2004 to 2019.  As Chairman, Mr. Kestner was the chief executive officer of the firm and his responsibilities included managing the firm’s operations, finance and strategic growth.  In addition, prior to becoming Chairman of the firm, he served in several management positions, including Policy Committee member and Chair of the firm’s National Business Practice Group, while developing an active legal practice focusing primarily on transactions, financings and securities law matters.  Mr. Kestner advises and represents clients in the areas of domestic and foreign mergers and acquisitions, and he regularly works with public and private companies.  He works closely with NYSE and NASDAQ listed companies.  Mr. Kestner’s securities law work has included registration statements under the Securities Act of 1933 with respect to both debt and equity financings and annual and periodic reports and proxy statements under the Securities Exchange Act of 1934.  He is valued for his thoughtful analysis and ability to provide the Board with various perspectives based on his depth of experience with similar companies.

J. Ryan Ruhlman Age: 37 Director Since: 2016

Background / Qualifications

As the great-grandson of the founder and the son of the Chairman of the Board, President and CEO, Robert G. Ruhlman, Mr. J. Ryan Ruhlman has been part of the Company throughout his life.  He began working for the Company in January 2002 as a part-time Laboratory Technician while attending college, and continued his career at the Company after graduation, working in various roles in Research and Engineering, Manufacturing, and International Operations.  He was most recently promoted, in December 2015, to Vice President, Marketing and Business Development where he is responsible for Special Industries, Distribution and Transmission Markets, as well as Marketing Communications.  Prior to that, he was promoted to Director, Marketing and Business Development in January 2015, which included responsibilities for Special Industries, Distribution and Transmission Markets, as well as Marketing Communications.  He has served a variety of positions in Research and Engineering, International and Marketing and Sales departments since 2002, including Laboratory Technician, International Operations Project Specialist, Business Development Specialist and Manager of New Business Development and Marketing Communications.  Mr. Ruhlman has developed an understanding of strategic and tactical business issues that include operations, manufacturing, marketing, and business development.  Furthermore, he possesses an understanding of the innovation necessary to grow the Company, is involved with employee development initiatives, and plays a key role in setting and maintaining the Company’s corporate culture.  Mr. Ruhlman is the grandson of Barbara P. Ruhlman, Director Emeritus of the Company’s Board of Directors, and brother to Maegan A. R. Cross, a director of the Company.

10 2021 Proxy Statement	Preformed Line Products Company

PROPOSAL ONE: Election of Directors

David C. Sunkle Age: 63 Director Since: 2021

Background / Qualifications

In 1978, Mr. Sunkle began his career at the Company as a Lab Technician.  Over the next 42 years, he held various positions including Project Engineer, Lab Supervisor, Director of International Operations, and Director of Research and Engineer.  He retired in December 2020, as Vice President, Research, Engineering and Manufacturing, which included the R&E department, manufacturing, as well as the Global Sourcing Team and the Intellectual Technology Department.  Mr. Sunkle has been a Professional Engineer in Ohio since 1986.  Additionally, he has been a member of Institute for Electrical and Electronics Engineer (IEEE) since 1990, writing standards for that organization (e.g., Damper testing, OPGW, ADSS), as well as a member of International Council on Large Electric Systems (CIGRE) since 1989 where he was also convenor of various Task Forces.  He also has been a member of the American Society of Mechanical Engineers for over 39 years, and has authored many papers for CIGRE, the International Cable and Wire Symposium and other industry groups.  He was appointed to the Board of Directors upon his retirement from the company, effective as of January 1, 2021.  Mr. Sunkle has proven personal and professional ethics and integrity and has made significant contributions to the Company’s success.   Given his deep operations and technological experience with the Company, the Board believes he provides key insights to the Board.

Barbara P. Ruhlman Director Emeritus since 2016 Director Since: 1988

Background / Qualifications

Mrs. Ruhlman became a member of the Board in 1988 and in 2016, elected to resign and was appointed as Director Emeritus.  As the daughter of the founder and the mother of Robert G. Ruhlman and grandmother of J. Ryan Ruhlman and Maegan A. R. Cross, she has seen the Company grow from its founding as a local manufacturing firm to the multi-national company it is today.  She has served as President of the Thomas F. Peterson Foundation since 1988, and has been active in her philanthropy for over 50 years.  She serves as a member of the Development Committee of the University Hospitals Board of Directors, and in addition, she serves as Chair of the MacDonald Women’s Health Leadership Council.  She has been on the Board of the Arthritis Foundation Northeastern Ohio Chapter for 20 years, and serves on the Hunger Network Board.  Finally, she was a member of the Board at Laurel School for over 10 years.  Mrs. Ruhlman brings her vast experience based not only on long-standing tenure with the Company, but also with her extensive exposure to other entities via her volunteer work.  She has the skills and capacity to provide strategic insight and direction by encouraging innovations and evaluating strategic decisions.

The Board has determined that Messrs. Corlett, Frymier, Gibbons, Kestner and Gascoigne are independent under the NASDAQ’s corporate governance rules.  In the opinion of the Board, Mr. Kestner’s affiliation with Baker & Hostetler LLP, a law firm that regularly provides legal services to the Company, does not interfere with Mr. Kestner’s exercise of independent judgment in carrying out his duties as a director of the Company.

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Board Committees and Meetings

Nominating Committee

The Board does not have a Nominating Committee nor any charter with respect to nominations.  However, pursuant to NASDAQ corporate governance rules, any Board nominees must be recommended for Board selection by a majority of the Company’s independent directors.  The independent directors are responsible for ensuring that the members of the Board of Directors possess a variety of knowledge, experience, and capabilities derived from substantial business and professional experience, based on an assessment of numerous factors such as age and understanding of and experience in manufacturing, technology, finance and marketing.  The Board considers whether potential candidates will satisfy the independent standards for the Board, Audit Committee, and Compensation Committee.  Additionally, nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment, and integrity.  Finally, the Board welcomes nominees with diverse backgrounds, not only in gender and ethnicity, but also in particular experience such as banking, international business, government, and health care.  To this end, the independent directors rely on their networks of contacts to compile a list of potential candidates, and may also consider qualified candidates suggested by officers, employees, shareholders, and others, using the same criteria to evaluate all candidates.  While the Board considers diversity in its evaluation of candidates, the Board does not have a policy specifically focused on the consideration of diversity.

The independent directors will also consider nominees for election to the Board from shareholders. To recommend a prospective nominee, submit the candidate’s name and qualifications to Caroline Vaccariello, General Counsel and Corporate Secretary, in writing to the following address: 660 Beta Drive, Mayfield Village, Ohio, 44143.

Audit Committee

The Board of Directors has appointed an Audit Committee, comprised of Messrs. Gibbons (chairman), Corlett, Frymier, and Gascoigne, each of whom qualifies as independent for audit committee purposes under the NASDAQ rules.  The Board of Directors has determined that Michael E. Gibbons is an audit committee financial expert and that each member meets the requirements under the NASDAQ rules regarding the ability to read and understand financial statements.

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to NASDAQ, the Securities and Exchange Commission or the public.  The Audit Committee also engages the independent registered public accountants for the Company, reviews with the independent registered public accountants the plans and results of audit engagements, preapproves all professional services provided by the independent registered public accountants including audit and non-audit-related services, reviews the independence of the independent registered public accountants, approves the range of audit and non-audit fees, reviews the independent registered public accountants’ management letters and management’s responses, reviews with management their conclusions about the effectiveness of the Company’s disclosure controls and procedures, and reviews significant accounting or reporting changes.  Management does not approve professional services provided by the independent public accountants for audit and non-audit-related services.  The Audit Committee is governed by a written charter, which is available on the Company’s website www.preformed.com.

Compensation Committee

The Board of Directors has appointed a Compensation Committee, comprised of Messrs. Corlett (chairman), Frymier, Gascoigne, and Gibbons, each of whom qualifies as independent under the NASDAQ rules.  The Compensation Committee administers the Company’s executive compensation program and as such, is responsible for reviewing all aspects of the compensation program for the Company’s executive officers.  The Compensation Committee meets at scheduled times during the year – no less than twice – and has the authority to consider and take action by written consent.  The Compensation Committee Chairman reports on Compensation Committee actions and recommendations at the Company’s Board meetings.  In order to meet its responsibilities, the Compensation Committee has the authority to delegate certain of its responsibilities to subcommittees and/or officers where necessary and consistent with applicable law and to retain consultants.  The Compensation Committee is governed by a written charter, which is available on the Company’s website www.preformed.com.  See “Compensation Discussion and Analysis” for the role of the President and Chief Executive Officer in compensation matters.

12 2021 Proxy Statement	Preformed Line Products Company

Board Committees and Meetings

The Compensation Committee’s primary objective with respect to executive compensation is to establish programs that attract and retain key officers and managers and align their compensation with the Company’s overall business strategies, values, and performance.  To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy to compensate executive officers based on their responsibilities and the Company’s overall annual and long-term performance, which is outlined under “Directors and Executive Officers Compensation.”

Meetings

In 2020, the Board of Directors held six meetings.  In 2020, the Audit Committee held four meetings and the Compensation Committee held three meetings.  All of the directors attended at least 75% of the total of meetings held by the Board of Directors and all committees on which the director served.  The directors are expected to attend the Company’s annual meeting of shareholders, and all the directors except Mr. Frymier attended last year’s annual meeting of shareholders.

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Audit Committee Report

In accordance with its charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to NASDAQ, the Securities and Exchange Commission or the public.  Management is responsible for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accountants are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles.  The Audit Committee is comprised of four directors who are not officers or employees of the Company and are “independent” under the current NASDAQ rules.

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2020, with the Company’s management.  The Audit committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with US generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations.  In addition, the Committee has discussed with the independent auditor the firm’s independence from the Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditors’ independence.

Based on the above-referenced review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements and management’s assessment of effectiveness of the Company’s internal control over financial reporting be included in its Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Michael E. Gibbons, Chairman
Glenn E. Corlett
Matthew D. Frymier
Richard R. Gascoigne

COMPENSATION POLICIES AND RISK

The Company’s policies and overall actual compensation practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company.  Generally speaking, the compensation policies are consistent for all business units of the Company.  Additionally, incentives are not designed to, and do not, create risks that are reasonably likely to have a material adverse effect on the Company as the incentives generally reward growth and profitability.  The Company’s various bonus programs are based on consistent growth of the Company, relying, for example, on the total return on investment, or including language that requires any increases in sales to be on appropriate and consistent margins.  As such, they do not encourage employees to take risks in order to receive incentive compensation, nor are they reasonably likely to have a material adverse effect on the Company.

The Company has a policy against short sales of the Company’s securities and hedging transactions or financial instruments involving the Company’s securities, including prepaid variable forward contracts, equity swaps, collars and exchange funds.  This policy applies to all directors, officers and certain designated employees.

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DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION

Compensation Discussion and Analysis

Highlights of the Compensation Program

•	Maintain an executive compensation program to mitigate undue risk
•	Maintain stock ownership guidelines for directors and officers that align the interests of the directors and executive officers with the long-term interests of the shareholders
•	Award annual incentive compensation subject to achievement of objective and pre-established performance goals tied to operational and strategic objectives
•	Ensure that at least 50 percent of CEO’s target core compensation is at risk
•	Benchmark officer compensation around market median

Role of the Compensation Committee

The Compensation Committee (the “Committee”) administers the Company’s executive compensation programs.  The Committee’s primary role is to oversee the Company’s compensation and benefit plans and policies for its elected executive officers, including the executive officers listed in the Summary Compensation Table below (“NEOs”) who are the Company’s principal executive officer (Robert G. Ruhlman, Chairman, President and Chief Executive Officer), principal financial officer (formerly, Michael A. Weisbarth, Vice President – Finance and Treasurer, and currently, Andrew S. Klaus, Chief Financial Officer) and the three other most highly compensated executive officers.  The Committee reviews and approves all executive compensation decisions relating to the officers, including all NEOs.

In the performance of its duties, the Committee has the authority to allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to a committee formed for that purpose, subject to approval from the entire Board.  Additionally, the Committee may select and appoint outside consultants to assist it.

Philosophy of the Compensation Program

The philosophy of the Committee is to provide a compensation program that will attract, motivate, and retain key members of the leadership team in order to give the Company a competitive advantage while ensuring the success and growth of the Company.  The compensation program should ensure that a significant portion of compensation will be directly related to the Company’s performance by tying annual cash bonus and long-term incentive awards to Company performance.  The compensation program is intended to motivate the officers to enable the Company to achieve its short-term and long-term business goals.  The Committee has three goals to guide it in this endeavor: (a) compensation paid to officers should be aligned with the performance of the Company on both a long- and short-term basis; (b) compensation should be competitive within the employment environment; and (c) compensation should be designed to reward officers for meeting performance targets.

Compensation Program

The Committee strives to craft a compensation program that pays the officers at competitive levels reflective of their individual responsibilities while maintaining consistency and pay equity among the individual officers.  The Committee conducts an annual review of the compensation program, as well as changes in the overall composition of the management team and the responsibilities of the individual officers, to ensure that the compensation is competitive within the market, supports retention objectives, and is internally equitable.  Reliance upon various tools, and the findings from such tools, assists the Committee in its analysis, and leads to decisions regarding the mix of the various compensation elements to be included.  Additionally, the cost of the compensation program is considered, in recognition that the optimal compensation program motivates employees to improve Company results on a cost-effective basis.  Typically, the Committee finalizes compensation elements for a calendar year in December of the prior year.

Tools and Findings from Analysis.  The Committee relies upon several tools to analyze the compensation program internally and within the competitive landscape.  Historically, these tools have been outside data compiled by various consultants, tally sheets detailing overall compensation packages for each individual officer and discussions with the CEO regarding performance levels and goals.  The Committee also considers the results of the most recent non-binding advisory “say on pay” vote of the Company’s shareholders on executive compensation.

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DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION
Compensation Discussion and Analysis

Consultant.  The Committee has the authority to retain its own advisor.  For 2020, the Committee retained Grant Thornton (“GT”) to act as the Committee’s independent consultant.  The scope of work involved providing a review of executive compensation levels and an analysis of the Company’s annual and long-term incentive program designs (including any recommended changes).  Specifically, GT compared the Company’s executive compensation to other companies of similar industry, size and geography.  GT used published and custom surveys to analyze how the Company’s executives’ salaries, bonuses, long-term incentive plans and benefits compare to other similar companies.

Peer Group.  The first action performed to help determine the competitiveness of the pay levels, as well as demonstrate the alignment of the pay and performance relative to peers, was to create peer groups to find a reliable group of market data from companies of similar size and industry.  GT identified a peer group , which is comprised of companies in the “Industrials” sector that had annual revenues and market caps near 0.5x to 2.0x of the Company.  The companies are Applied Optoelectronics, AZZ Inc, Bel Fuse Inc, CECO Environmental Corp., Chase Corp., Ducommun Inc., Encore Wire Corp., Houston Wire & Cable Co., Insteel Industries, Lawson Products, Lydall, Inc., NeoPhotonics Corp., NN, Inc., Powell Industries, TESSCO Technologies, and Thermon Group Holdings.   This group was used as the primary comparator against which executive pay levels, pay program design and director compensation was benchmarked to determine the Company’s competitiveness.  However, while this peer group was generally comparable in terms of company size and general industry, the Committee believes that the Company’s business is more complex and has more extensive international operations than the GT-selected peer group, and the Company’s performance was above the median for the peer group.

Analysis.  The Committee generally strives to compensate the officers at median within a few years of service. In general, GT found that the Company’s officers are positioned appropriately relative to market levels with most amounts near the market median.  As a result, no changes were made to the compensation amounts. Officers’ salaries are on average 8% below the 50th percentile while total cash compensation is on average 10% below the 50th percentile.  More specifically, the Company’s target annual incentives are well aligned with market levels.    For the Annual Incentive Plan and long-term incentive grants, GT reviewed the metrics and structure of the plans.  GT noted that using an earnings-related metric (e.g., pre-tax income or EBITDA) for the Annual Incentive Plan and a capital-based return metric (e.g., return on capital or return on invested capital) for the long-term incentives would be more in line with market practice.  The Committee, however, determined that the current metrics described below (return on equity for the Annual Incentive Plan, growth in pre-tax income, and sales growth for the long-term incentives), provide appropriate alignment of pay for performance.  GT recommended that the Company orient the Annual Incentive Plan to be based on target annual incentives, not maximum values, and the Committee implemented this change.  GT also recommended adjusting performance goals so that the grant date fair value of the awards are not calculated at maximum to ensure that “target” performance represents a true target goal, and the Committee agreed with this change.  GT reviewed the retention objectives of the compensation program and no changes were deemed necessary by the Committee.

External Data.  The Committee generally relies upon various independent surveys, which are matched to specific positions with similar functional descriptions as those for the officers.  The Committee reviews surveys primarily to gain perspective on how the Company’s executive compensation compares to other similarly-sized companies so that it can assess whether the Company’s pay levels are generally competitive and represent a reward for strong performance.  For 2020, the Committee also utilized the Willis Towers Watson annual compensation level survey.  Using this independent survey, the Committee analyzed the compensation paid to officers, including the CEO, compared against the compensation paid to executives holding equivalent positions in the peer classification group, consisting of surveyed manufacturers of durable goods with employment levels of between 1,000 and 4,999 (the “Peer Group”).  The survey did not include any revenue limitations as using such limitations would have resulted in a peer group that was too small to be statistically relevant.  The Committee reviews base salary and total compensation at the 25th, median and 75th percentile levels to highlight where the Company’s compensation is relative to peers for competitive purposes and takes into account the individual’s experience and performance and the Company’s results.  For 2020, the officers, including the CEO, were near the median when reviewing base salary alone.  The Committee reviews salaries on a bi-annual basis and decided that salary levels that are near the median were appropriate for 2020, given the sales and operating income levels achieved by the Company.

The Committee also reviews total cash compensation, which included salary and the maximum available bonus for the officers, and compares that data with the Peer Group data.  The Committee does not engage in specific benchmarking when comparing total compensation to the Peer Group because this peer group is not tailored to the Company’s size and a significant portion is tied to the Company’s performance, which can cause a great variation relative to the amounts paid by comparable companies with different performance results.  As a result, the Committee considers the total compensation paid by other companies in the Peer Group to ensure that the Company’s pay is competitive and to assess whether its

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DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION
Compensation Discussion and Analysis

payout levels for strong performance represent an incentive to achieve such performance. For 2020, total compensation of the officers was found to align near the median depending on the actual payout to be achieved.

Discussions with the CEO.  The CEO performs a yearly evaluation of the performance of each officer.  The CEO’s assessment of individual performance forms the basis for the proposed compensation levels of each officer (other than the CEO), in light of the information derived from the aforementioned survey.  The CEO provides an evaluation for each officer (other than the CEO) that includes his recommendations for salary adjustments for the subsequent year to the Committee, which weighs these recommendations in determining salary levels of the officers (other than the CEO).

Results of 2020 Say on Pay and Say on Frequency Votes.  As determined by the shareholders in the 2017 meeting, and approved by the Board, the Company includes a say on pay vote every three years.  The 2020 annual meeting included a non-binding advisory “say on pay” vote on executive compensation and a non-binding advisory “say on frequency” vote to determine whether shareholders would be asked to cast a vote on executive compensation every year, every two years or every three years. Although these votes were non-binding, the Board of Directors and the Committee value the opinions of the shareholders and consider the outcome of these votes when making compensation decisions for the Company’s NEOs. The Company’s compensation program received an affirmative vote from over 82% of the Company’s common shares who voted at the 2020 annual meeting and the Board and the Committee will consider this perspective with respect to future executive compensation decisions.

Compensation Elements.  The Company recognizes that its success depends, in large part, on a leadership team with the skills and commitment necessary to successfully manage a global organization.  The compensation program assists in achieving this objective by relying on the elements of compensation detailed below.  Certain elements are designed to enable the Company to attract and retain the officers with the skills to anticipate and respond to the market, while other elements are intended to motivate the officers to achieve financial results to enhance shareholder value.  The Company’s 2020 compensation program for officers consisted of the following elements:

•	Base salaries;
•	Annual cash incentive awards;
•	Long-term equity grants;
•	Retirement benefits; and
•	Health and welfare benefits.

The Company structures the total compensation program so that its reliance on any particular element of compensation is flexible.  Thus, the compensation program strives to meet the goals outlined above, by balancing short-term (i.e., base salaries and annual cash incentive awards) and long-term incentives (i.e., long-term equity grants), competitively in the market and to address the volatility in the Company’s performance due to external factors.  There is no difference in the policies and their application for each of the officers, except for the CEO.

Base Salaries.  The Company’s goal is to establish salaries at a level sufficient to attract and retain talented executives.  This goal is based on the Company’s belief that it is important to maintain salary levels near a midpoint of comparable company executives to be competitive within the general market and the Peer Group.

Annual Cash Incentive Awards.  The annual cash incentive award is designed to motivate and reward the officers for their contributions to the Company’s performance by making a significant portion of their total compensation variable and dependent upon the Company’s annual financial performance.  It is tied directly to the financial performance of the Company on a sliding scale of return on shareholders’ equity.  The Committee believes that compensating management by aligning compensation with shareholders’ return on their investment is an effective way to connect the achievement of performance goals and to encourage growth in the Company while rewarding officers for their contributions.  The calculation is based on the Company’s pre-tax income as a percentage of average shareholder’s equity (adjusted for foreign currency translation) and assessed over a range of 3% to 11%.  The implied target is 7%, which assumes a linear, symmetrical bonus curve with one-half of the maximum bonus earned at the midpoint of the performance range.  From this calculation, the awards are determined based on a schedule that provides certain percentages to be applied to base salaries.  The Company’s calculation for the annual cash incentive award for 2020 was 14.6%, which resulted in a payout of 100% for the CEO and 85% for the other NEOs.  The maximum bonuses are 100% of salary for the CEO and 85% of salary for the other officers.  The Compensation Committee approved an additional 10% discretionary bonus for Mr. Robert G. Ruhlman due to his successful management of the Company through the impacts of the COVID-19 pandemic in 2020 to emphasize both employee safety and addressing the increased needs of our customers.

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DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION
Compensation Discussion and Analysis

Long-term Equity Grants.  The Committee has the discretion under the Company’s equity award plans to set the amounts and terms of any equity compensation and may vary the equity award program from year to year to address the Company’s then-current compensation objectives and strategic goals.  The Committee believes that the Company’s shareholders will be well served if a greater percentage of the long-term equity incentive program is related to achievement of the Company’s Board-approved strategic objectives.  To that end, the “balanced LTI program” consisting of service vested restricted share units (RSUs) and performance vested RSUs is a way to achieve its objectives.  Generally, performance-vesting aligns executive long-term incentive rewards more directly with shareholders’ interests since achieving strategic objectives is a better measure of management’s performance than the volatility of the stock market.  Furthermore, the Committee believes that the shareholders are served well by decisions that further the Company’s long-term strategic plan.  The Committee also believes that the CEO’s long-term incentive should generally be 100% dependent on the achievement of the Company’s strategic objectives.  Nevertheless, the Committee believes that it is appropriate to include some service vested RSUs in the long-term incentive program of the other officers in order to encourage retention of key executives over the duration of a business cycle.  Additionally, upon vesting, it was mandated that the officers defer receipt of the shares received from the grants in 2009 through 2013 until, at the earliest, their retirement/termination date.  This policy was replaced by the ownership guidelines discussed below in 2014.

Long-term incentive grants are issued under the 2016 Incentive Plan (“2016 Plan”), which was approved by the Board and by the shareholders in 2016.  The CEO’s typical annual equity compensation awards are performance-based RSUs, vesting in three years based upon achieving performance standards approved at the time of the grant by the Board.  The typical annual equity compensation awards to the other participants are as follows:  two-thirds of the award is performance-based RSUs, vesting in three years based on achieving performance standards approved at the time of the grant by the Board, and one-third of the award is service-based RSUs, vesting three years after the date of the grant based solely on continued employment by the Company.  The Committee chose to emphasize performance over three years (rather than weigh performance and service equally), because it believes this approach aligns the Company’s performance with shareholders’ interests, while acknowledging the benefit from long-term service.

For the performance-based RSUs, the number of shares in which the participant becomes vested will depend upon the specific level of growth in pre-tax income and sales growth measured over a specified period (historically, either one-year or three-year performance period), with thresholds for pre-tax income growth and for sales growth ranging from 0% to 15%.  The threshold payout is at 25% of the maximum number of performance-based RSUs if both measures are achieved, the target is at 50% if both 7% growth in pre-tax income and 7% growth in sales are achieved, and the maximum is at 100% of the number of RSUs subject to the award if 10% growth in pre-tax income and 10% growth in sales are achieved at the end of the performance period.  If only one of the two measures is achieved at any of these levels, the vesting percentage is weighted to provide for some additional vesting for achieving the higher measure.  Dividends declared on unvested RSUs are accrued as cash distributions payable upon vesting.

For the 2020 grants, the Committee once again analyzed the history of the RSU grants, and whether such grants effectively aligned the interests of the NEOs with the Company’s interests, taking into account industry data and input from officers regarding the Company’s markets, projections and costs.  The Committee’s intention is to incentivize management to grow the Company while maintaining profit margins.  Given the economic conditions and volatile Company performance over the past several years and the challenges in forecasting the external factors that drive the Company’s sales, the Committee uses a three-year base to measure growth during the performance period and set the performance metrics at the growth percentages discussed above.  The Committee recommended and the Board approved the grants in February 2020 to each of the officers, including the CEO.

The CEO’s award is set at a number of RSUs equal to 100% of the CEO’s salary if target performance is achieved, with a maximum award equal to 200% of his salary if the maximum performance is achieved.  The awards to the other officers are as follows:  the award is set at a number of RSUs equal to that percentage of participant’s salary that is specified at the time of grant if target performance is achieved.  The maximum amount of the performance portion of the award is equal to two times the target award.  The amount of the service-vested award that can be earned is equal to the target award.  Each officer was granted the number of RSUs equal to the maximum level under the performance criteria.

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DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION
Compensation Discussion and Analysis

Retirement Benefits.  The Company believes that retirement benefits are an important component of total compensation.  The Company’s primary retirement benefit consists of the Company’s 401(k) and profit-sharing plan under which all eligible salaried U.S. employees of the Company, including officers, participate starting in their third year of employment.  The amount the Company provides to the profit-sharing plan is based on the recommendation of management, with the Board’s approval.  Typically, the Company’s contribution under this plan is approximately 15% of the then-current year’s cash compensation, which is consistent with the amount contributed for all full-time salaried U.S. employees of the Company, including the cash incentive award.  When calculating the Company’s contributions under the profit-sharing plan, the Company does not consider gains from prior awards.  Every aspect of this plan is the same for all salaried U.S. employees, including officers.  Thus, each salaried participant elects the investment options with the same options offered to all salaried employees and officers.  The plan does not involve any guaranteed minimum return or above-market returns; rather, the investment returns are dependent upon actual investment results.  To the extent an employee’s award exceeds the maximum allowable contribution permitted under existing tax laws, the excess is accrued for (but not funded) under a non-qualified Supplemental Executive Retirement Plan.  The returns under this Supplemental Executive Retirement Plan are also dependent upon actual investment results, as each participant is allowed to elect investment options for that participant’s liability balance.

Executive Perquisites.  Perquisites and other personal benefits do not comprise a significant aspect of the Company’s compensation program.  Although officers participate in the same benefit programs as the Company’s other employees, the Company provides a few additional benefits to its officers.  These benefits are designed to enable the officers to balance their personal, business and travel schedules.  In 2020, benefits included the Company’s payment of club dues for two of the NEOs as indicated in the accompanying Summary Compensation Table.  The Company also pays annual dues for Robert G. Ruhlman at a club located near the Company’s Rogers, Arkansas facility.  This benefit is also provided to other officers and four non-officer employees, primarily for business entertainment purposes.  Except as described here, the Company aircraft is available to all the employees, including the officers and directors, for business-related travel only.  The CEO is permitted to use the Company’s aircraft for personal purposes, as shown on the Summary Compensation Table.  The Company also makes personal financial advice available to the CEO and tax advice available to all its officers.

Ownership Guidelines.  In 2009, the Board established a requirement that the NEOs defer receipt of all shares received upon vesting of RSUs until retirement or termination of employment.  Upon advice from Aon Hewitt during its 2013 engagement, the Committee determined that ownership guidelines would provide a more flexible way to ensure executives maintain sufficient ownership position in the Company.  In February 2014, the Committee recommended and the Board approved ownership guidelines to ensure that the NEOs have a stake in the future of the Company in lieu of the deferral requirement.  The ownership guidelines require the CEO to hold six times his annualized base salary in equity of the Company, and the other officers to hold three times their annualized base salaries.  The ownership guidelines state that the types of equity that count toward the ownership requirement are stock owned directly, stock owned in a Company-sponsored retirement plan, and the unvested portion of RSUs that are subject only to time-vesting.  Each covered executive will have up to five years from the effective date of the 2014 ownership guidelines or the date such person becomes a covered executive to meet the stock ownership requirement.  All current executive officers have met the requirement, other than Mr. Klaus who joined the Company in 2019, and Messrs. O’Shaughnessy and Olenik who were elected Vice Presidents in 2019 and 2020, respectively.

Tax Deductibility of Pay.  Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1 million on the amount of eligible compensation that a company may deduct in any one year with respect to each of its NEOs.  Four officers, including the CEO, were above this threshold in 2020.  As a result of the Tax Cuts and Jobs Act enacted in December 2017, the performance-based compensation exception has been eliminated for taxable years beginning after December 31, 2017, which may result in lost tax deductions going forward.

Preformed Line Products Company	2021 Proxy Statement 19

Compensation Committee Report

The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis, and based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Glenn E. Corlett, Chairman
Matthew D. Frymier
Richard R. Gascoigne
Michael E. Gibbons

Pay Ratio

Applicable SEC rules require that we provide a reasonable estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. We determined our median employee based on taxable compensation (annualized in the case of full- and part-time employees who joined the Company during 2020) of each of our 2,968 employees (excluding the Chief Executive Officer) as of December 31, 2020.  The annual total compensation of our median employee (other than the Chief Executive Officer) for 2020 was $18,449. As disclosed in the Summary Compensation Table appearing on page 21, our Chief Executive Officer’s annual total compensation for 2020 was $5,155,604. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 279 to 1.  Over 75% of our employees work in our foreign subsidiaries, which traditionally have lower salaries.  Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

20 2021 Proxy Statement	Preformed Line Products Company

Summary Compensation Table

The table below describes the compensation earned in the last three fiscal years for our NEOs.

				Non-Equity	All
			Stock	Incentive Plan	Other
Name and		Salary	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	($)
Robert G. Ruhlman	2020	925,008	2,433,539	1,017,509	779,548	5,155,604
Chairman, President and	2019	866,700	2,268,388	866,700	792,463	4,794,252
Chief Executive Officer	2018	866,700	2,252,804	866,700	280,763	4,266,967

Michael A. Weisbarth (through 4/9/20)	2020	74,769	—	63,554	85,241	223,564
Vice President - Finance and	2019	260,004	340,199	221,003	77,132	898,339
Treasurer	2018	250,008	324,910	212,507	-	787,425

Andrew S. Klaus (from 4/13/20)	2020	266,595	—	226,606	3,646	496,847
Chief Financial Officer

Dennis F. McKenna	2020	470,004	618,208	399,503	281,096	1,768,811
Chief Operating Officer	2019	430,008	562,739	365,507	102,911	1,461,165
	2018	400,008	519,901	340,007	116,205	1,376,121

David C. Sunkle	2020	360,000	473,516	306,000	130,389	1,269,905
Vice President - Research and	2019	335,004	438,359	284,753	144,462	1,202,578
Engineering and Manufacturing	2018	320,004	415,906	272,003	90,139	1,098,052

William H. Haag III	2020	320,004	420,928	272,003	245,548	1,258,483
Vice President - AsiaPac Region	2019	307,200	402,020	261,120	187,521	1,157,861
	2018	307,200	399,213	233,472	49,207	989,092

(1)

Reflects the dollar amount of the grant date fair value, as determined in accordance with Financial Accounting Standard Board (FASB) ASC Topic 718, with respect to performance-based and service-based RSUs awarded under the 2016 Plan.  The value of performance-based RSUs was calculated assuming the highest level of the performance conditions achieved.  The performance period for the 2018 performance-based RSUs ended on December 31, 2020 and the actual payout was at the maximum share number, due to achieving 79.8% growth in pre-tax income and 32.3% sales growth.  For a further description of these awards, see the discussion under the heading “Long-Term Equity Grants” above and Note H – Share-Based Compensation to the Notes to Consolidated Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(2)

Reflects the dollar amount of the payout under the Company’s Annual Non-Equity Incentive Plan based on a sliding scale of the Company’s return on shareholders’ equity, ranging from 3% (for the threshold payout) to 11% (for the maximum payout), with target payout at 7%. The percentage achieved within this range determined the dollar amount of the award based on a percentage of salary, which is a maximum of 100% for Robert G. Ruhlman and 85% for the other NEOs, in each case, subject to the Compensation Committee’s discretion as to whether to increase or decrease the final payout amount. The Company’s return on shareholders’ equity for 2020 was 14.6%, which resulted in a payout of 100% for Robert G. Ruhlman and 85% for the other NEOs.  The Compensation Committee approved an additional 10% discretionary bonus for Mr. Robert G. Ruhlman.  For a further description of the Annual Non-Equity Incentive Plan awards and the discretionary bonus, see the discussion under the heading “Annual Cash Incentive Awards” above.

Preformed Line Products Company	2021 Proxy Statement 21

Summary Compensation Table
(3)

The employees’ 2020 earnings and interest gain/loss accruals to the Company’s Non-Qualified Supplemental Executive Retirement Plan (SERP), in which the Company accrues for (but does not fund) those employees’ contributions that exceed the maximum allowable contribution permitted under existing tax laws, combined with market fluctuations on prior balances, are included here in the following amounts: Robert G. Ruhlman, $619,043; Michael A. Weisbarth, $39,223; Dennis F. McKenna, $228,807; William H. Haag III, $194,802; and David C. Sunkle, $70,931.  See Non-Qualified Deferred Compensation Table for additional information.  Also reflects the following perquisites and personal benefits received by Robert G. Ruhlman:  aggregate incremental cost for personal use of the Company’s airplane of $43,247, club dues of $16,020, financial planning fees of $39,000 and tax preparation fees of $2,100.  The aggregate incremental cost of the personal use of the corporate airplane is determined on a per flight basis and considers the cost of the fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip-related hangar and parking costs and other costs specifically incurred.  Imputed income is assessed to Mr. Ruhlman amounting to the equivalent of a first-class ticket for comparable flights.  Also includes club dues of $2,968 for Dennis F. McKenna.  Reflects the Company’s contributions to the Profit-Sharing Plan in 2020 of $42,750 for each NEO, except $31,912 for Michael A. Weisbarth, and $0 for Andrew S. Klaus, as he is ineligible to participate until 2022.  Also reflects premiums paid for group term life insurance for 2020: Robert G. Ruhlman, $20,988; Michael A. Weisbarth, $3,268; Andrew S. Klaus, $3,646; Dennis F. McKenna, $3,696; David C. Sunkle, $8,158; and William H. Haag III, $4,696.

22 2021 Proxy Statement	Preformed Line Products Company

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (3)	($) (4)
Robert G. Ruhlman		111,001	555,005	925,008	—	—	—	—	—

Michael A. Weisbarth (through 4/9/20)		7,477	37,385	63,554	—	—	—	—	—

Andrew S. Klaus (from 4/13/20)		26,660	133,298	226,606	—	—	—	—	—

Dennis F. McKenna		47,000	235,002	399,503	—	—	—	—	—

David C. Sunkle		36,000	180,000	306,000	—	—	—	—	—

William H. Haag III		32,000	160,002	272,003	—	—	—	—	—

Robert G. Ruhlman	2/5/20	—	—	—	8,237	16,474	32,948	-	1,787,429

Michael A. Weisbarth (through 4/9/20)	2/5/20	—	—	—	—	-	—	—	—

Andrew S. Klaus (from 4/13/20)	2/5/20	—	—	—	—	-	—	—	—

Dennis F. McKenna	2/5/20	—	—	—	1,674	3,348	6,696	1,674	454,073

David C. Sunkle	2/5/20	—	—	—	1,282	2,565	5,129	1,282	347,797

William H. Haag III	2/5/20	—	—	—	1,140	2,280	4,559	1,140	309,171

(1)

Reflects the dollar amount of the payout under the Company’s Annual Non-Equity Incentive Plan based on a sliding scale of the Company’s return on shareholders’ equity, ranging from 3% (for the threshold payout) to 11% (for the maximum payout), with target payout at 7%.  The percentage achieved within this range determines the amount of the award based on a percentage of salary, which is a maximum of 100% for Robert G. Ruhlman and 85% for the other NEOs, in each case, subject to the Compensation Committee’s discretion as to whether to increase or decrease the final payout amount.  The Company’s return on shareholders’ equity for 2020 was 14.6%, which resulted in a payout of 100% for Robert G. Ruhlman and 85% for the other NEOs.  The Compensation Committee approved an additional 10% discretionary bonus for Mr. Robert G. Ruhlman.  For a further description of the Annual Non-Equity Incentive Plan awards, see the discussion under the heading “Annual Cash Incentive Awards” above.

(2)

Reflects the number of performance-based RSUs granted during 2020 pursuant to the 2016 Plan.  The RSUs vest at the end of three-year performance period through December 31, 2022 based on the Company’s level of performance.   The number of shares the participant may receive depends upon the specific level of performance of growth in pre-tax income and sales growth over the three-year performance period, with thresholds of 9%, 13% and 15% for pre-tax income growth and 10%, 12.5% and 15% for sales growth.  The threshold payout is at 25% of the maximum number of performance-based RSUs if both measures are achieved, the target is at 50% if 13% growth in pre-tax income and 12.5% growth in sales are achieved, and the maximum is at 100% of the number of shares subject to the award if 15% growth in pre-tax income and 15% growth in sales are achieved at the end of the three-year period.  If only one of the two measures is achieved at any of these levels, the vesting percentage is weighted to provide for some additional vesting for achieving the higher measure.

(3)	Reflects the number of time-based RSUs granted during 2020 pursuant to the 2016 Plan. These RSUs cliff vest and are not subject to risk of forfeiture depending on continuous employment.
(4)

The value of the RSUs was calculated using the previous day closing market price of the RSUs on the grant date multiplied by the number of RSUs granted and reflects the probable total amount that the Company would expense in its financial statements over the restricted awards’ vesting period assuming service and performance goals are met, in accordance with FASB ASC Topic 718. [based on max payout]

Preformed Line Products Company	2021 Proxy Statement 23

Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Robert G. Ruhlman	—	—	—	—	—	—	—	23,540	1,611,095

Michael A. Weisbarth (through 4/9/20) (1)	—	-	—	-		—	—	—	—

Andrew S. Klaus (from 4/13/20)	—	10,000	—	47.24	4/9/2030	—	—	—	—

Dennis F. McKenna	—	—	—	—	—	—	—	12,027	823,111

David C. Sunkle	—	—	—	—	—	—	—	9,443	646,296

William H. Haag III	—	—	—	—	—	—	—	8,781	600,989

(1)

Michael A. Weisbarth was granted stock options of 5,000 shares on June 1, 2017, at a strike price of $48.00 per share, which would have expired June 1, 2027.  As of June 1, 2018, half of these options, or 2,500 shares, vested and became exercisable.  Another 1,250 shares vested on June 1, 2019, and the final 1,250 shares were forfeited at separation of service on April 9, 2020.  The 3,750 vested shares were exercised and held on July 16, 2020.

(2)

Andrew S. Klaus was granted stock options of 10,000 shares on April 9, 2020, at a strike price of $47.24 per share, which expire April 9, 2030.  As of April 9, 2021, which is within 60 days of the record date (March 5, 2021) half of these options, or 5,000 shares, will vest and become exercisable.  Then on April 9, 2022, another 2,500 shares will vest, and, on April 9, 2023, the final 2,500 shares will vest.

(3)

Includes (a) time-based RSUs granted in 2020 for the following number of shares that vest on December 31, 2022 depending on continuous employment or pro-rata employment period until retirement: Michael A. Weisbarth, 962, which were forfeited at separation of service on April 9, 2020; Dennis F. McKenna, 1,674; David C. Sunkle, 1,282; and William H. Haag III, 1,140; (b) performance-based RSUs granted in 2020, which vest after confirmation of achievement of the performance conditions for the three-year performance period ending December 31, 2022, for the following number of shares assuming the achievement of the Company’s threshold level of performance measured by growth in pre-tax income and sales growth over the performance period: Robert G. Ruhlman, 32,948; Michael A. Weisbarth, 3,847, which were forfeited at separation of service on April 9, 2020; Dennis F. McKenna, 6,696; David C. Sunkle, 5,129; and William H. Haag III, 4,559; (c) time-based RSUs granted in 2019 for the following number of shares which vest on December 31, 2021 depending on continuous employment or pro-rata employment period until retirement: Michael A. Weisbarth, 921, which were forfeited at separation of service on April 9, 2020; Dennis F. McKenna, 1,524; David C. Sunkle, 1,187; and William H. Haag III, 1,089; (d) performance-based RSUs granted in 2019, which vest after confirmation of achievement of the performance conditions for the three-year performance period ending December 31, 2021, for the following number of shares assuming the achievement of the Company’s threshold level of performance measured by growth in pre-tax income and sales growth over the performance period: Robert G. Ruhlman, 30,712; Michael A. Weisbarth, 3,685, which were forfeited at separation of service on April 9, 2020; Dennis F. McKenna, 6,095; David C. Sunkle, 4,748; and William H. Haag III, 4,354; and (e) performance-based RSUs granted in 2018, which vested at maximum after confirmation of achievement of the performance conditions in February 2021 for the three-year performance period ending December 31, 2020, for the following number of shares based on the actual achievement of 79.8% growth in pre-tax income and 32.3% sales growth over the performance period: Robert G. Ruhlman, 30,501; Michael A. Weisbarth, 3,519, which were forfeited at separation of service on April 9, 2020; Dennis F. McKenna, 5,631; David C. Sunkle, 4,505; and William H. Haag III, 4,324.

(3)	The threshold market value was calculated using the closing price of the shares of $68.44 as of December 31, 2020.

24 2021 Proxy Statement	Preformed Line Products Company

Options Exercised and Stock Vested

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
Robert G. Ruhlman	—	—	38,001	2,228,759

Michael A. Weisbarth (through 4/9/20)	3,750	—	—	—

Andrew S. Klaus (from 4/13/20)	—	—	—	—

Dennis F. McKenna	—	—	8,258	498,116

David C. Sunkle	—	—	6,756	407,263

William H. Haag III	—	—	6,846	412,101

(1)

Includes performance-based RSUs granted in 2017, which vested at maximum after confirmation of achievement of the performance conditions in February 2020 for the three-year performance period ending December 31, 2019, at the closing price of $58.65, for the following number of shares based on the actual achievement of 65.22% growth in pre-tax income and 23.37% sales growth over the performance period: Robert G. Ruhlman, 38,001; Dennis F. McKenna, 6,850; David C. Sunkle, 5,630; and William H. Haag III, 5,765.  Michael A. Weisbarth and Andrew S. Klaus were did not receive the 2017 grant.  Also includes common shares vesting under the service-based RSUs granted in 2018 that vested on December 31, 2020, at the closing price of $68.44, for the following number of shares:  Michael A. Weisbarth, 880, which were forfeited upon separation of service on April 9, 2020; Dennis F. McKenna, 1,408; David C. Sunkle, 1,126; and William H. Haag III, 1,081.  The performance-based awards for the 2018–2020 performance period vested at 100% of the maximum number of shares subject to the award, upon confirmation of the achievement of the performance objectives by the Compensation Committee in February 2021 and, therefore, are not reflected above.

Non-Qualified Deferred Compensation

Name	Registrant Required Contributions for Last FY ($) (1)	Aggregate Gains/(Losses) in Last FY ($) (1)	Aggregate Balance at Last FYE ($) (2)
Robert G. Ruhlman	199,475	419,568	3,661,685

Michael A. Weisbarth (through 4/9/20)	25,313	13,910	-

Andrew S. Klaus (from 4/13/20)	-	—	-

Dennis F. McKenna	71,376	157,431	889,530

David C. Sunkle	47,339	23,592	430,553

William H. Haag III	36,423	158,379	696,505

(1)

The Company’s required future contributions under the Supplemental Executive Retirement Plan for the year ended December 31, 2020 included in the identified columns are also included in the Summary Compensation Table.   The amounts are based on the amount by which compensation from the Company’s qualified retirement plan is limited by the IRS.  Starting in 2018, gains and losses are calculated based on individual hypothetical investment elections in various mutual funds, which are managed by a third-party administrator.  In previous years, gains were calculated based on an imputed interest rate of the one-year Treasury bill rate plus 1% (2.76% for 2017) multiplied by the balance in each employee’s account under the plan.

(2)

Of the totals in this column, the following amounts have been reported in the Non-Qualified Deferred Compensation Table in the previously reported proxy statement for 2019 year-end balances: Robert G. Ruhlman, $3,042,642; Michael A. Weisbarth, $39,222; Dennis F. McKenna, $660,723; David C. Sunkle, $359,622; and William H. Haag III, $569,437.

Preformed Line Products Company	2021 Proxy Statement 25

Potential Payments upon Termination or Change in Control

All of our employees, including NEOs, are employed at-will and do not have employment, severance or change-in-control agreements.  However, each LTIP plan includes a change–in-control provision, which provides that in the event of a Change in Control (as defined in the Plan) (a) any options outstanding which are not then exercisable and vested shall become fully exercisable and vested; and (b) unless otherwise provided in the award agreements, any restricted share units outstanding shall vest and entitle the holder to the maximum number of shares that may be earned under the award.  The award agreements for the RSUs provide that in the event of a Change in Control (a) all time-based RSUs outstanding shall fully vest and entitle the holder to the maximum number of shares that may be earned under the award and (b) all performance-based RSUs outstanding shall vest and entitle the holder to receive, at the end of the performance period applicable to the award (whether or not then still employed by the Company), the number of shares that are earned based on the achievement of the performance vesting conditions in effect for the duration of the award.  The following table shows the amount the Company’s NEOs would have received under the LTIP if a change in control had occurred on December 31, 2020, assuming that all performance conditions of performance-based RSUs were satisfied at the maximum level and that the shares earned were issued as of December 31, 2020.  The amounts are equal to the value of the shares that would have vested as of December 31, 2020 and, in the case of options, less the aggregate exercise price.

Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Stock Awards($)
Robert G. Ruhlman	6,444,379

Michael A. Weisbarth (through 4/9/20)	-

Andrew S. Klaus (from 4/13/20)	212,000

Dennis F. McKenna	1,479,673

David C. Sunkle	1,153,282

William H. Haag III	1,058,493

The following details typical compensation arrangements upon retirement, resignation, death, disability, or other termination for other plans.

Profit-Sharing Plan

Upon termination of employment, the employee may receive vested contributions plus income earned on those contributions under the Company’s Profit-Sharing Plan.  Upon disability, the IRS allows withdrawals to be made if the employee became permanently disabled.  Upon death, the vested account balance of the employee will be paid to the designated beneficiaries.

Non-Qualified Supplemental Executive Retirement Plan (SERP)

Our Supplemental Executive Retirement Plan was established in 1995 to compensate employees whose benefits in the Profit-Sharing Plan were reduced due to IRS limitations on compensation.  In 2018, the Company opened an account with a third-party administrator, in which the participants are able to hypothetically invest their unfunded liability balances in various investment options, primarily mutual funds.  Upon termination of employment, retirement, death, or disability, the employee may receive vested contributions plus any gains or losses on those contributions, based on pre-elections made upon the opening of their accounts.  Alongside the liability accounts, there is a Company Owned Life Insurance (COLI) policy, in which the Company has investments shadowing those of the liabilities, in order to mitigate the risk associated with the unfunded liability.

26 2021 Proxy Statement	Preformed Line Products Company

Director Compensation

Each director who is not an employee of the Company received an annual retainer fee of $45,000.  Directors who are also employees are not paid a director’s fee.  Additionally, board members who serve on committees are also paid an annual retainer of $10,000 plus an award of 400 shares per committee per year, to be paid upon the completion of each calendar year, and chairpersons of each committee are paid an additional annual retainer of $10,000.

Under the Board Stock Ownership Plan, committee members are required to maintain ownership of the Company’s common shares with a minimum aggregate market value of three times the amount of the annual cash retainer  paid to a director for Board service (ignoring any additional retainer fees paid for service on Board committees) (the “Ownership Requirement”), and prohibits the sale of any common shares of Company stock owned by the committee member (except to pay the exercise price of stock options or tax liability generated as a result of equity grants) until such time as the Ownership Requirement is satisfied. Each committee member will have up to five years from the effective date of the Stock Ownership Plan (2014) or the date such person becomes a committee member to meet the ownership requirement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation (3)	Total ($)
Glenn E. Corlett	75,000	54,752	—	129,752

Maegan A. R. Cross	45,000	—	7,772	52,772

Matt D. Frymier	65,000	54,752	16,664	136,416

Richard R. Gascoigne	65,000	54,752	—	119,752

Michael E. Gibbons	75,000	54,752	—	129,752

R. Steven Kestner	45,000	—	—	45,000

(1)

Directors’ fees earned by R. Steven Kestner and Michael E. Gibbons were issued in common shares and held in the rabbi trust pursuant to the deferral election made under the Company’s Deferred Compensation Plan.  On January 4, 2021, 882 common shares were transferred from the rabbi trust to R. Steven Kestner per his deferral agreement.

(2)

The value of the shares granted was calculated using the closing market price of the shares on the grant date multiplied by the number of shares granted and reflects the amount that the Company has expensed in its financial statements in accordance with FASB ASC Topic 718.

(3)

Reflects aggregate incremental cost for personal use of the Company’s airplane (Mr. Frymier), and tax planning and club dues (Ms. Cross).  The aggregate incremental cost of the personal use of the corporate airplane considers on a per flight basis the cost of the fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip-related hangar and parking costs, and other costs specifically incurred.  Imputed income is assessed amounting to the equivalent of a first-class ticket for comparable flights.

Preformed Line Products Company	2021 Proxy Statement 27

Compensation Committee Interlocks and Insider Participation

No director serving on the Compensation Committee during any part of 2020 was at any time either during or before 2020, an officer or employee of the Company or any of its subsidiaries. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed during 2020.

Transactions with Related Persons

It is the policy of the Company that the Audit Committee approves all related party transactions. Additionally, the Company has a Code of Conduct that addresses the Company’s commitment to the honesty, integrity and ethical behavior of the Company’s directors, officers and employees.  The Code governs the actions and working relationships of the Company’s directors, officers, and employees with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media and anyone else with whom the Company has or may have contact.  Each director, officer and employee is instructed to inform the Board when confronted with a situation that may be perceived as a conflict of interest.  All related party transactions must be approved by the Audit Committee in advance.  The Audit Committee may engage outside parties to assist it in assessing the fairness and reasonableness of related party transactions.  Although the policies and procedures for related parties are not in writing, the results of actions taken by the Audit Committee are documented in formal minutes and are reported to the Board.

The following are the Transactions with the Company’s current officers and directors that have been approved by the Audit Committee and reported to the Board in 2020:

•

On February 5, 2020, the Company purchased 2,804 shares of the Company from Caroline S. Vaccariello, at a price per share of $58.65, which was calculated from a 30-day average market price in connection with the vesting of equity awards.

•

On February 5, 2020, the Company purchased 2,646 shares of the Company from David C. Sunkle, at a price per share of $58.65, which was calculated from a 30-day average market price in connection with the vesting of equity awards.

•

On February 5, 2020, the Company purchased 19,455 shares of the Company from Robert G. Ruhlman, at a price per share of $58.65, which was calculated from a 30-day average market price in connection with the vesting of equity awards.

•

On February 5, 2020, the Company purchased 3,877 shares of the Company from Dennis F. McKenna, at a price per share of $58.65, which was calculated from a 30-day average market price in connection with the vesting of equity awards.

•

On February 5, 2020, the Company purchased 2,649 shares of the Company from John M. Hofstetter, at a price per share of $58.65, which was calculated from a 30-day average market price in connection with the vesting of equity awards.

•

On February 5, 2020, the Company purchased 3,647 shares of the Company from William H. Haag III, at a price per share of $58.65, which was calculated from a 30-day average market price in connection with the vesting of equity awards.

•

On February 5, 2020, the Company purchased 2,524 shares of the Company from J. Ryan Ruhlman, at a price per share of $58.65, which was calculated from a 30-day average market price in connection with the vesting of equity awards.

•	On December 15, 2020, the Company purchased 15,000 shares of the Company from Robert G. Ruhlman, at a price per share of $62.71, which was calculated from a 30-day average market price.
•	On December 15, 2020, the Company purchased 2,000 shares of the Company from David C. Sunkle, at a price per share of $62.71, which was calculated from a 30-day average market price.
•

J. Ryan Ruhlman is the Vice President, Marketing and Business Development and is a member of the Company’s Board of Directors.  He is the son of Robert G. Ruhlman, President and CEO of the Company, and brother to Maegan A. R. Cross, member of the Company’s Board of Directors. Mr. Ryan Ruhlman received $886,251 in reportable compensation for 2020.

28 2021 Proxy Statement	Preformed Line Products Company

PROPOSAL TWO: Ratification of the Appointment of Ernst &Young LLP

The Board recommends that you vote “FOR” this proposal.

The Audit Committee has appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the year ending December 31, 2021.  For 2020, the Company engaged EY to serve as the Company’s independent registered public accounting firm for the year ended December 31, 2020, to audit the annual financial statements and to perform audit-related and tax services.  Representatives of EY are expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board of Directors seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s appointment of EY as the Company’s independent registered public accounting firm for 2021.  The submission of this matter for approval by the shareholders is not legally required.  The Board believes that submission of this matter presents an opportunity for the shareholders to provide feedback to the Board on an important issue of corporate governance.  If the shareholders do not approve the appointment of EY, the appointment will be re-evaluated by the Audit Committee but will not require the Audit Committee to appoint a different accounting firm.  The Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

Preformed Line Products Company	2021 Proxy Statement 29

OTHER MATTERS

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors appointed Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm for the year ended December 31, 2020.

Audit Fees

The aggregate fees billed for professional services rendered by EY were $1,840,500, for the audit of the Company’s annual financial statements for the year ended December 31, 2020, the audit of internal controls over financial reporting as of December 31, 2020, EY’s review of the financial statements included in the Company’s Form 10-Q’s filed with the Securities and Exchange Commission for the first, second and third quarters of 2020 and statutory audits of various international subsidiaries.  The aggregate fees billed for professional services rendered by EY were $1,834,200, for the audit of the Company’s annual financial statements for the year ended December 31, 2019, the audit of internal controls over financial reporting as of December 31, 2019, EY’s review of the financial statements included in the Company’s Form 10-Q’s filed with the Securities and Exchange Commission for the first, second and third quarters of 2019 and statutory audits of various international subsidiaries.

Audit Related Fees

The incremental fees billed for professional services rendered by EY for audit-related services for the year ended December 31, 2020 and 2019 were $1,000 and $1,000, respectively.  Fees for both 2020 and 2019 were for R&D expenditures review for a grant audit, and a royalty audit at the Company’s South African subsidiary.

Tax Fees

The incremental fees billed for professional services rendered by EY for tax-related services for the year ended December 31, 2020 and 2019 were $4,100 and $4,100, respectively.  Fees for both years included tax advisory services related to transfer pricing studies at the Company’s Mexican subsidiary.

All Other Fees

There were no incremental fees billed for professional services rendered by EY for all other services for the year ended December 31, 2020.  There was an incremental fee of $80,000 billed for professional services rendered by EY for all other services for the years ended December 31, 2019 related to additional risk advisory for an internal audit assessment.

30 2021 Proxy Statement	Preformed Line Products Company

SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Proposals of shareholders intended to be presented, pursuant to Rule 14a-8(e) under the Securities Exchange Act of 1934 (the “Exchange Act”), at the 2021 annual meeting of shareholders must be received by the Company at 660 Beta Drive, Mayfield Village, Ohio 44143, on or before November 26, 2021, for inclusion in the proxy statement and form of proxy relating to the 2022 annual meeting of shareholders.  In order for a shareholder’s proposal outside of Rule 14a-8(e) under the Exchange Act including submissions for director nominees to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must have been received by the Company at the address listed in the immediately preceding sentence no earlier than January 4, 2022 and not later than February 3, 2022 and must comply with all provisions of our Amended and Restated Code of Regulations.

Communication with the Board of Directors

The Board of Directors of the Company believes that it is important for shareholders to have a process to send communications to the Board of Directors.  Accordingly, shareholders who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to:

Caroline S. Vaccariello	- or -	Michael E. Gibbons
General Counsel and Corporate Secretary		Chairman, Audit Committee
Preformed Line Products Company		c/o Brown Gibbons Lang & Company
660 Beta Drive		1375 East 9th Street, Suite 2500
Mayfield Village, Ohio 44143		Cleveland, OH 44114

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.”  All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual directors.  The Secretary and Mr. Gibbons, as applicable, will make copies of all such letters and circulate them to the appropriate director or directors.  The directors are not spokespeople for the Company and shareholders should not expect a response or reply to any communication.

Shareholders Sharing the Same Address

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement unless contrary to your instructions. This practice is known as “householding,” and is designed to reduce our printing and postage costs. Upon written or oral request, we will promptly deliver a separate set of proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate set of proxy materials, you may write or call our Investor Relations Contact at PLP Investor Contacts, 660 Beta Drive, Mayfield Village, Ohio 44143, telephone (440) 461-5200.

Form 10-K

We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested.  Requests should be sent to our Investor Relations Contact at PLP Investor Contacts, 660 Beta Drive. Mayfield Village, Ohio 44143, telephone (440) 461-5200. The Annual Report on Form 10-K is also available at www.preformed.com.

By order of the Board of Directors,

Caroline S. Vaccariello,
Dated: March 26, 2021	Secretary

Preformed Line Products Company	2021 Proxy Statement 31

PREFORMED LINE PRODUCTS COMPANY THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Robert G. Ruhlman, Andrew S. Klaus, and Caroline S. Vaccariello, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Preformed Line Products Company to be held at 660 Beta Drive, Mayfield Village, Ohio, on Tuesday, May 4, 2021, at 9:30 a.m., local time (or any alternative date, time, method and/or location for the meeting that may be announced at a later date), or any adjournment thereof, and to vote the number of common shares of Preformed Line Products Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present as directed on the reverse.

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 26, 2021, is hereby acknowledged.

Dated _____________ , 2021

Signature(s)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.)

32 2021 Proxy Statement	Preformed Line Products Company

PREFORMED LINE PRODUCTS COMPANY PROXY

The Proxies will vote as specified below, or if a choice is not specified, they will vote FOR the nominees listed in Item 1 and FOR the proposal in Item 2.

1.

_______ FOR, or ________ WITHHOLD AUTHORITY to vote for, the following nominees for election as directors, each to serve until the 2021 annual meeting of the shareholders and until his successor has been duly elected and qualified: Ms. Maegan A. R. Cross, Mr. Matthew D. Frymier, Mr. Richard R. Gascoigne and Mr. Robert G. Ruhlman.

INSTRUCTION:  To withhold authority to vote for any particular nominee, write that nominee’s name on the line provided below.______________________________________________________________________________________

2.

_______ FOR, _______ AGAINST, or _______ ABSTAIN for approval of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

3.	On such other business as may properly come before the meeting.

Preformed Line Products Company	2021 Proxy Statement 33